UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2008

CB RICHARD ELLIS REALTY TRUST

(Exact name of registrant as specified in its charter)

Maryland	333-127405	56-2466617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 South Flower Street, Suite 3100, Los Angeles, California 90071

(Address of principal executive offices)

(609) 683-4900 or (213) 683-4222

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 5, 2008, CB Richard Ellis Realty Trust (the “Company”), through the Company’s operating partnership, CBRE Operating Partnership, L.P. (“CBOP”), entered into a contribution agreement (the “Contribution Agreement”) with Duke Realty Limited Partnership (“Duke”) and Duke/Hulfish, LLC (the “Joint Venture”) for the acquisition of up to $248,900,500 in industrial real property assets (the “Industrial Portfolio”). The Industrial Portfolio consists of six bulk industrial built-to-suit properties (each a “Property” and together the “Properties”) that are expected to be contributed to the Joint Venture during 2008.

One Property has been recently completed by Duke and is expected to be acquired by the Joint Venture during May 2008. The remaining five Properties are currently under construction and will be acquired by the Joint Venture upon completion, lease commencement and the satisfaction of other customary conditions.

CBOP will own an 80% interest and Duke will own a 20% interest in the Joint Venture. Upon acquisition of a Property, the Company and Duke will each contribute their pro-rata shares of the purchase price to the Joint Venture, as adjusted for any debt, customary closing items and working capital.

The following represents the list of Properties expected to be contributed to the Joint Venture pursuant to the Contribution Agreement. None of the Properties have an operating history, with five of the six Properties currently under construction. Closing of the contribution of each Property to the Joint Venture is subject to certain contingencies set forth in the Contribution Agreement and there is no assurance that any of the Properties listed below will be contributed to the Joint Venture on the specific terms described therein, or at all.

List of Expected Properties

Location	Property	Tenant	Net Rentable Sq. Ft.	Estimated Closing Date
Phoenix, AZ	Buckeye Logistics Center	Amazon.com	604,678	May 2008
Indianapolis, lN	Anson Building 1	Amazon.com	630,570	November 2008
Hutchins, TX	Unilever Texas	Unilever	822,550	November 2008
Plainfield, IN	Prime Distribution Center	Prime Distribution	1,200,420	November 2008
Jacksonville, FL	Unilever Florida	Unilever	722,210	November 2008
West Jefferson, OH	Kellogg’s	Kellogg’s	1,142,400	December 2008

Upon the closing of the contribution of the first Property to the Joint Venture, CBOP and Duke will enter into an operating agreement for the Joint Venture. The term of the Joint Venture will be 10 years, subject to certain conditions. Duke will act as the managing member of the Joint Venture and will be entitled to receive fees in connection with the services it provides to the Joint Venture, including asset management, construction, development, leasing and property management services. Duke will also be entitled to a promoted interest in the Joint Venture. CBOP will have approval rights over all major decisions.

For a period of three years from the date of the operating agreement, the Joint Venture will have the right to acquire additional newly developed bulk industrial built-to-suit properties from Duke if such properties satisfy certain specified conditions. CBOP will retain the right to approve the purchase price of each such property. The total amount of properties (inclusive of the Industrial Portfolio) that may be contributed to the Joint Venture over this period may be up to $800 million.

A copy of the Contribution Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Contribution Agreement dated May 5, 2008, by and among Duke Realty Limited Partnership, Duke/Hulfish, LLC and CBRE Operating Partnership, L.P.

99.1	Press Release dated May 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CB RICHARD ELLIS REALTY TRUST

May 6, 2008	By:	/s/ Jack A. Cuneo
Name: Jack A. Cuneo Title: President and Chief Executive Officer